Exhibit 99.1

CONTACT:   Thor Erickson – Investor Relations
       +1 (678) 260-3110
       Fred Roselli – Media Relations
       +1 (678) 260-3421
       Lauren Sayeski – European Media Relations
       +44 (0) 7976 113 674

COCA-COLA ENTERPRISES, INC.

REPORTS FIRST-QUARTER 2012 RESULTS

•	First-quarter diluted earnings per common share totaled 35 cents on a reported basis, or 36 cents on a comparable basis.

•	Revenue was $1.87 billion, up 1½ percent on a reported basis and 5 percent on a currency neutral basis, including a 2½ percent impact from the French excise tax increase.

•	Operating income was $171 million on a reported basis, and $175 million on a comparable basis. Comparable operating income was up 1 percent, or 6 percent on a currency neutral basis.

•	Volume declined ½ percent reflecting the French excise tax implementation and prior year growth hurdles, partially offset by favorable late quarter conditions.

•	CCE affirms full-year guidance, with comparable and currency neutral earnings per share growth of approximately 10 percent.

•	Share repurchase program remains on track with a goal of at least $500 million in purchases by the end of the year.

ATLANTA, April 26, 2012 – Coca-Cola Enterprises, Inc. (NYSE/Euronext Paris: CCE) today reported first-quarter 2012 operating income of $171 million, or $175 million on a comparable basis. First-quarter 2012 diluted earnings per common share were 35 cents on a reported basis, or 36 cents on a comparable basis. Currency translation had a negative impact of 2 cents per share compared to prior year results.  Items affecting comparability are detailed on pages 10 through 12 of this release.

For the quarter, revenue totaled $1.87 billion, an increase of 1½ percent from 2011 results, up 5 percent on a currency neutral basis, and up 2½ percent on a currency neutral basis excluding the impact of the French excise tax increase. Comparable operating income totaled $175 million, up 6 percent on a comparable and currency neutral basis.

“Our results demonstrate our ability to deliver even as we worked through a challenging first quarter,” said John F. Brock, chairman and chief executive officer. “We have outstanding sales initiatives and operating plans in place that will enhance our marketplace presence, enable us to closely control expenses, and ultimately, deliver solid growth for the full year.”

Operating Review

First-quarter 2012 volume declined ½ percent. This includes the impact of the excise tax increase in France earlier this year and the comparison to strong results in the same quarter a year ago, partially offset by favorable operating conditions late in the quarter, including weather and timing of the Easter holiday.  For the quarter, Coca-Cola trademark brands were up 1 percent led by growth in Coca-Cola Zero. Sparkling flavors declined in a low single-digit range, compared to prior year growth of 6½ percent.  Energy brands, driven by Monster and Powerade Energy in Great Britain, continued to have significant growth.  Still beverages declined in a mid-single-digit range, compared to prior year increase of 14½ percent. Volume in Great Britain declined approximately 1 percent, compared to prior year growth of 6½ percent. Volume in continental Europe (including Norway and Sweden) was flat.

First quarter net pricing per case was up 5 percent and cost of sales per case grew 6½ percent in the quarter, both including the impact of the French excise tax increase. Excluding impact of the French excise tax increase, net pricing per case increased 2½ percent, and cost of sales per case also increased 2½ percent. Operating expenses were up modestly, reflecting timing, continued expense control, and volume declines.  These figures are comparable and currency neutral.

 “As we enter the important summer selling season, we are confident in our ability to maximize the benefit of operating plans for the London Olympic and Paralympic Games and the Euro 2012 soccer championship,” said Hubert Patricot, executive vice president and president, European Group. “In addition, our people continue with outstanding day-to-day execution in the marketplace, and we are managing each aspect of the business to deliver positive results in an effective, efficient, and sustainable way.”

Share Repurchase

As previously announced, CCE began a new $1 billion share repurchase program in January, and we remain on track to complete repurchases of at least $500 million of our shares by the end of 2012. CCE purchased $150 million of its shares during the first quarter. These plans may be adjusted depending on economic, operating, or other factors, including acquisition opportunities.

Full-Year 2012 Outlook

For 2012, CCE continues to expect earnings per diluted common share growth of approximately 10 percent. Revenue is expected to grow in a high single-digit range, with operating income growth in a mid-single-digit range. Our outlook for EPS growth, revenue, and operating income includes the impact of the French excise tax increase, and is comparable and currency neutral. Although it is still early to predict the full-year 2012 currency impact, currency translation would decrease full-year earnings per share by approximately 6 percent, based on recent rates.

The company continues to expect 2012 free cash flow in a range of $500 million to $525 million, with capital expenditures in a range of $400 million to $425 million.  Weighted average cost of debt is expected to be approximately 3 percent, and the effective tax rate for 2012 is expected to be in a range of 26 percent to 28 percent.

Conference Call

CCE will host a conference call with investors and analysts today at 10 a.m. ET.  The call can be accessed through our website at www.cokecce.com.

Coca-Cola Enterprises, Inc. is the leading Western European marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment and one of the world’s largest Coca-Cola bottlers.  CCE is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, the Netherlands, Norway, and Sweden.  For more information about our company, please visit our website at www.cokecce.com.

# # #

Forward-Looking Statements

Included in this news release are forward-looking management comments and other statements that reflect management’s current outlook for future periods. As always, these expectations are based on currently available competitive, financial, and economic data along with our current operating plans and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. The forward-looking statements in this news release should be read in conjunction with the risks and uncertainties discussed in our filings with the Securities and Exchange Commission (“SEC”), including our Form 10-K for the year ended December 31, 2011, and other SEC filings.

COCA-COLA ENTERPRISES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; In Millions, Except Per Share Data)

	First Quarter
	2012	2011
Net Operating Revenues	$1,868	$1,844
Cost of Sales	1,212	1,183
Gross Profit	656	661
Selling, Delivery, and Administrative Expenses	485	497
Operating Income	171	164
Interest Expense, Net	23	19
Other Nonoperating Income (Expense), Net	1	(1)
Income Before Income Taxes	149	144
Income Tax Expense	40	38
Net Income	$109	$106
Basic Earnings Per Common Share	$0.36	$0.32
Diluted Earnings Per Common Share	$0.35	$0.31
Dividends Declared Per Common Share	$0.16	$0.12
Basic Weighted Average Common Shares Outstanding	302	329
Diluted Weighted Average Common Shares Outstanding	310	338

COCA-COLA ENTERPRISES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited; In Millions)

	First Quarter
	2012	2011
Net Income	$109	$106
Components of Other Comprehensive Income:
Currency Translations	122	175
Net Investment Hedges, Net of Tax	(5)	(2)
Cash Flow Hedges, Net of Tax	(1)	17
Pension Plan Liability Adjustments, Net of Tax	3	1
Other Comprehensive Income	119	191
Comprehensive Income	$228	$297

COCA-COLA ENTERPRISES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; In Millions)

	March 30,	December 31,
	2012	2011
ASSETS
Current:
Cash and cash equivalents	$296	$684
Trade accounts receivable, net	1,589	1,387
Amounts receivable from The Coca-Cola Company	62	64
Inventories	441	403
Other current assets	177	148
Total Current Assets	2,565	2,686
Property, plant, and equipment, net	2,250	2,230
Franchise license intangible assets, net	3,890	3,771
Goodwill	130	124
Other noncurrent assets, net	329	283
Total Assets	$9,164	$9,094
LIABILITIES
Current:
Accounts payable and accrued expenses	$1,702	$1,716
Amounts payable to The Coca-Cola Company	86	116
Current portion of debt	244	16
Total Current Liabilities	2,032	1,848
Debt, less current portion	2,788	2,996
Other noncurrent liabilities	183	160
Noncurrent deferred income tax liabilities	1,219	1,191
Total Liabilities	6,222	6,195

SHAREOWNERS' EQUITY
Common stock	3	3
Additional paid-in capital	3,758	3,745
Reinvested earnings	699	638
Accumulated other comprehensive loss	(354)	(473)
Common stock in treasury, at cost	(1,164)	(1,014)
Total Shareowners' Equity	2,942	2,899
Total Liabilities and Shareowners' Equity	$9,164	$9,094

COCA-COLA ENTERPRISES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; In Millions)

	First Quarter
	2012	2011
Cash Flows From Operating Activities:
Net income	$109	$106
Adjustments to reconcile net income to net cash (used in) derived from operating activities:
Depreciation and amortization	86	78
Deferred income tax benefit	(35)	(43)
Pension expense less than contributions	(48)	(4)
Net change in assets and liabilitites	(241)	(129)
Net cash (used in) derived from operating activities	(129)	8
Cash Flows From Investing Activities:
Capital asset investments	(72)	(83)
Net cash used in investing activities	(72)	(83)
Cash Flows From Financing Activities:
Change in commercial paper, net	-	(145)
Issuances of debt	-	400
Payments on debt	(4)	(4)
Share repurchases	(150)	(200)
Dividend payments on common stock	(48)	(39)
Exercise of employee share options	6	2
Net cash received from The Coca-Cola Company for transaction-related items	-	48
Net cash (used in) derived from financing activities	(196)	62
Net effect of currency exchange rate changes on cash and cash equivalents	9	13
Net Change In Cash and Cash Equivalents	(388)	-
Cash and Cash Equivalents at Beginning of Year	684	321
Cash and Cash Equivalents at End of Year	$296	$321

COCA-COLA ENTERPRISES, INC.
RECONCILIATION OF GAAP TO NON-GAAP
(Unaudited; In Millions, Except Per Share Data which is calculated prior to rounding)

Reconciliation of Income (a)	First-Quarter 2012
	Reported (GAAP)(b)	Items Impacting Comparability		Comparable (non-GAAP)
		Net Mark-to-Market Commodity Hedges(c)	Restructuring Charges(d)
Net Operating Revenues	$1,868	$-	$-	$1,868
Cost of Sales	1,212	2	-	1,214
Gross Profit	656	(2)	-	654
Selling, Delivery, and Administrative Expenses	485	2	(8)	479
Operating Income	171	(4)	8	175
Interest Expense, Net	23	-	-	23
Other Nonoperating Income, Net	1	-	-	1
Income Before Income Taxes	149	(4)	8	153
Income Tax Expense	40	(1)	2	41
Net Income	$109	$(3)	$6	$112
Diluted Earnings Per Common Share	$0.35	$(0.01)	$0.02	$0.36

Reconciliation of Income (a)	First-Quarter 2011
		Items Impacting Comparability		Comparable (non-GAAP)
	Reported (GAAP) (b)	Net Mark-to-Market Commodity Hedges(c)	Restructuring Charges (d)
Net Operating Revenues	$1,844	$-	$-	$1,844
Cost of Sales	1,183	-	-	1,183
Gross Profit	661	-	-	661
Selling, Delivery, and Administrative Expenses	497	5	(14)	488
Operating Income	164	(5)	14	173
Interest Expense, Net	19	-	-	19
Other Nonoperating Income, Net	(1)	-	-	(1)
Income Before Income Taxes	144	(5)	14	153
Income Tax Expense	38	(1)	4	41
Net Income	$106	$(4)	$10	$112
Diluted Earnings Per Common Share	$0.31	$(0.01)	$0.03	$0.33

(a) These non-GAAP measures are provided to allow investors to more clearly evaluate our operating performance and business trends. Management uses this information to review results excluding items that are not necessarily indicative of ongoing results. The adjusting items are based on established defined terms and thresholds and represent all material items management considered for year-over-year comparability.

(b) As reflected in CCE's U.S. GAAP Condensed Consolidated Financial Statements.
(c) Amounts represent the net out of period mark-to-market impact of non-designated commodity hedges.
(d) Amounts represent non-recurring restructuring charges.

COCA-COLA ENTERPRISES, INC.
RECONCILIATION OF GAAP TO NON-GAAP
(Unaudited; In Millions)

	First-Quarter 2012
	Reported (GAAP)(b)	Items Impacting Comparability		Comparable (non-GAAP)
Reconciliation of Segment Income(a)		Net Mark-to-Market Commodity Hedges(c)	Restructuring Charges(d)
Europe	$207	$-	$8	$215
Corporate	(36)	(4)	-	(40)
Operating Income	$171	$(4)	$8	$175

	First-Quarter 2011
	Reported (GAAP)(b)	Items Impacting Comparability		Comparable (non-GAAP)
Reconciliation of Segment Income(a)		Net Mark-to-Market Commodity Hedges(c)	Restructuring Charges(d)
Europe	$200	$-	$14	$214
Corporate	(36)	(5)	-	(41)
Operating Income	$164	$(5)	$14	$173

(a) These non-GAAP measures are provided to allow investors to more clearly evaluate our operating performance and business trends. Management uses this information to review results excluding items that are not necessarily indicative of ongoing results. The adjusting items are based on established defined terms and thresholds and represent all material items management considered for year-over-year comparability.

(b) As reflected in CCE's U.S. GAAP Condensed Consolidated Financial Statements.
(c) Amounts represent the net out of period mark-to-market impact of non-designated commodity hedges.
(d) Amounts represent non-recurring restructuring charges.

COCA-COLA ENTERPRISES, INC.
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited; In Millions, Except Percentages)

	First-Quarter 2012 Change Versus First-Quarter 2011
Net Revenues Per Case
Change in Net Revenues per Case	2.0%
Impact of Excluding Post Mix, Non-Trade, and Other	(0.5)%
Impact of Currency Exchange Rate Changes	3.5%
Bottle and Can Net Pricing Per Case
Including French Excise Tax Increase	5.0%
Impact of French Excise Tax Increase	(2.5)%
Comparable Currency-Neutral Bottle and Can
Net Pricing Per Case(a)	2.5%

Cost of Sales Per Case
Change in Cost of Sales per Case	3.0%
Impact of Excluding Post Mix, Non-Trade, and Other	0.0%
Impact of Currency Exchange Rate Changes	3.5%
Bottle and Can Cost of Sales Per Case
Including French Excise Tax Increase	6.5%
Impact of French Excise Tax Increase	(4.0)%
Comparable Currency-Neutral Bottle and Can
Cost of Sales Per Case(a)	2.5%

Physical Case Bottle and Can Volume
Comparable Bottle and Can Volume(b)	(0.5)%

	First Quarter
Reconciliation of Free Cash Flow (c)	2012	2011
Net Cash Derived From Operating Activities	$(129)	$8
Less: Capital Asset Investments	(72)	(83)
Free Cash Flow	$(201)	$(75)

	March 30,	December 31,
Reconciliation of Net Debt (d)	2012	2011
Current Portion of Third Party Debt	$244	$16
Debt, Less Current Portion	2,788	2,996
Less: Cash and Cash Equivalents	(296)	(684)
Net Debt	$2,736	$2,328

(a) The non-GAAP financial measures "Currency-Neutral Bottle and Can Net Pricing Per Case" and "Currency-Neutral Bottle and Can Cost of Sales per Case" are used to more clearly evaluate bottle and can pricing and cost trends in the marketplace. These measures exclude (1) items not directly related to bottle and can pricing or cost; (2) currency exchange rate changes; and (3) the impact of the French excise tax increase effective January 1, 2012.

(b) The non-GAAP measure "Comparable Bottle and Can Volume" is used to analyze the performance of our business on a constant period basis. There were the same number of selling days in the first quarter of 2012 and 2011.

(c) The non-GAAP measure "Free Cash Flow" is provided to focus management and investors on the cash available for debt reduction, dividend distributions, share repurchase, and acquisition opportunities.

(d) The non-GAAP measure "Net Debt" is used to more clearly evaluate our capital structure and leverage.